SOPHiA GENETICS
POLICY

Clawback policy
1.Purpose & scope

This Clawback policy (this “Policy”) sets forth the policy on recovery by SOPHiA GENETICS SA (“SOPH”) and its subsidiaries (collectively, the “SG Group”) of erroneously awarded incentive-based compensation received by one or more of the following persons in the event of an accounting restatement due to SOPH’s material non-compliance with any financial reporting requirement under the U.S. securities laws:

(i)current and former members of the Executive Committee of SOPH (i.e. executive officers as defined in Rule 3b-7 under the Securities Exchange Act 1934, as amended); and

(ii)current and former members of the Executive Team of SOPH who are not members of the Executive Committee hereinafter jointly referred to as “Executive Officers” and each individually as an “Executive Officer”.

2.Roles & responsibilities

SOPH’s Board of Directors (the “Board”) shall:

•Approve this Policy and any amendment thereto;
•Administer this Policy; and
•Have full and final authority to (i) exercise all of the powers granted to it under this Policy, (ii) construe, interpret, and implement this Policy, and (iii) make all determinations necessary or advisable in administering this Policy, including without limitation whether the Policy applies and if so, the amount of the compensation to be repaid or forfeited.

All determinations and decisions made by the Board pursuant to the provisions of this Policy shall be final, conclusive and binding on all current and former Executive Officers, their beneficiaries, executors, administrators and any other legal representative.

Unless otherwise prohibited by applicable law or regulation, the Board may delegate its responsibilities under this Policy to the Compensation Committee of the Board. Any determinations and actions made by the Compensation Committee pursuant to such delegated authority shall have the same force and effect as if such determinations or actions were made by the Board.

3.Recovery

An event that triggers recovery under this Policy is one in which SOPH is required to prepare an accounting restatement due to SOPH’s material non-compliance with any financial reporting requirement under the applicable U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (such event, the “Triggering Restatement Event”). For the avoidance of doubt, a Triggering Restatement Statement shall not be deemed to occur in the event of a restatement of the Company’s financial statements due to an out-of-period adjustment or a retrospective (1) application of a change in accounting principles; (2) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (3) reclassification due to a discontinued operation; (4) application of a change in reporting entity, such as from a reorganization of entities under common control; (5) revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure; or (6) adjustment to provisional amounts in connection with a prior business combination.

Compensation subject to this Policy includes all incentive-based compensation (including, for the avoidance of doubt, any cash or equity or equity-based compensation, whether deferred or current) that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, including any amounts that were determined based on (or otherwise calculated by reference to) the foregoing incentive-based compensation (all compensation subject to this Policy, the “Subject Compensation”), received or deemed received by a person:

•after beginning service as an Executive Officer;
•who served as an Executive Officer at any time during the performance period for the Subject Compensation;
•while SOPH’s ordinary shares or other securities were listed on Nasdaq and/or another national securities exchange; and
•during the three completed fiscal years (as well as any transition period that results from changes in SOPH’s fiscal years) immediately preceding the earlier of:
othe date that the Board, a committee of the Board or the SG Group’s officer(s) concludes, or reasonably should have concluded, that a Triggering Restatement Event has occurred; or
othe date that a court, regulator or other legally authorized body directs SOPH to prepare an accounting restatement that would be required had a Triggering Restatement Event occurred.

For purposes of this Policy, Subject Compensation is “received” by an Executive Officer during the fiscal period in which the financial statements, stock price or shareholder return, as applicable, relating to such Subject Compensation (or portion thereof) are or is attained, even if the payment or grant of such Subject Compensation is made thereafter.

SOPH or SG Group shall seek to recover the amount of Subject Compensation received by the Executive Officer that exceeds the amount that would have been received by such Executive Officer had compensation been computed using:

•with respect to compensation calculated based on information contained in, derivable from or underlying SOPH’s financial statements, SOPH’s restated financial statements; and/or
•with respect to compensation calculated based on stock price or shareholder return, the estimated stock price or shareholder return had SOPH’s restated financial statements been issued instead of SOPH’s misstated financial statements, as determined in good faith by the Board in its sole discretion,

in each case, without regard to any taxes paid (such amount of Subject Compensation, the “Clawback Amount”).

The Executive Officer shall repay the entire Clawback Amount to SOPH. Repayment can be made from the proceeds of the sale of SOPH securities (provided that such sales are made in compliance with SOPH’s Policy against insider trading and applicable securities laws) and the forfeiture of other outstanding awards. To the extent permitted by applicable law, the Board may seek to recoup the Clawback Amount by all legal means available, including but not limited to, by requiring any affected Executive Officer to repay such amount to the Company, by set-off, by reducing future compensation of the affected Executive Officer, or by such other means or combination of means as the Board, in its sole discretion, determines to be appropriate.
Each agreement or other documentation with respect to incentive-based compensation shall be deemed to include/refer to the provisions of this Policy. If there are any conflicts between such agreement or documentation and this Policy, this Policy shall prevail. Notwithstanding anything to the contrary in any indemnification agreements or other contractual agreements or arrangements, the Clawback Amount shall not be subject to indemnification by any member of the SG Group.

The remedies specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to SG Group. Any determination regarding this Policy and any application and implementation thereof need not be uniform with respect to each Executive Officer, or payment recovered or forfeited under this Policy.

In addition, the Board may, in its sole discretion, determine whether and to what extent additional action is appropriate to address the circumstances surrounding a Triggering Restatement Event so as to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

4.Exceptions

SOPH or SG Group must recover the Clawback Amount in compliance with this Policy, unless the Compensation Committee (or a majority of the independent directors of the Board) has made a determination that recovery would be impracticable and one of the three following conditions is met:

•the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (applicable only after making a reasonable attempt to recover the Clawback Amount, documenting such reasonable attempt(s) to make such recovery and providing such documentation to Nasdaq);
•recovery would violate Swiss law adopted before November 28, 2022 (applicable only after the Company obtains a legal opinion to this effect from a nationally recognized law firm licensed to practice Swiss law and providing such opinion to Nasdaq); or
•recovery would likely cause a tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the U.S. Internal Revenue Code of 1986.

5.Review

This Policy shall be reviewed by the Compensation Committee and the Board annually and updated as appropriate.

SOPHiA GENETICS SA expressly states that (i) its governance standards may exceed the requirements of law and industry practice and (ii) nothing contained in this Policy should be construed or applied as a binding interpretation or definition of the law or industry practice towards third parties.

Violation & corrective action
If the CLO determines that a violation of this Policy has occurred, whether or not it is also a violation of mandatory law, SOPHiA GENETICS SA may initiate appropriate corrective action, up to and including discharge of the involved employee(s), in accordance with applicable law. If a violation of mandatory law or regulations occurs, the CLO may notify appropriate regulatory authorities.